EXHIBIT 10.20

MUELLER WATER PRODUCTS, INC.

2010 MANAGEMENT INCENTIVE PLAN

Adopted by the Compensation and Human Resources Committee

on December 1, 2009

Adopted by the Stockholders on January 28, 2010

I.	Purpose

This Management Incentive Plan (the “Plan”), is intended to promote the interests of Mueller Water Products, Inc. by offering an incentive opportunity to certain officers, key executives, and other employees. Certain bonus awards under the Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

II.	Definitions

As used in this Plan, the terms below shall have the following meanings ascribed to them:

A.	“Administrator” shall mean the Committee, with respect to the Covered Participants and with respect to all other employees, the Chief Executive Officer or his designee.

B.	“Base Pay” shall mean base salary as of the beginning day of the Fiscal Year, before taxes, Social Security and other deductions.

C.	“Board of Directors” shall mean the Board of Directors of the Company.

D.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

E.	“Committee” shall mean a committee of two or more members consisting solely of members of the Compensation and Human Resources Committee of the Board, or in the absence of such a Committee, the Board, who qualify as “outside directors” under Section 162(m) of the Code.

F.	“Company” shall mean Mueller Water Products, Inc., including its subsidiaries and affiliates.

G.	“Covered Participant” means a Participant who is a “covered employee,” as defined in Section 162(m) of the Code and the regulations or other guidance promulgated by the Internal Revenue Service under Section 162(m) of the Code, or any successor statute, and such other key executives as the Committee shall determine.

H.	“Disability” shall mean a permanent disability which would entitle the employee to benefits under the Company’s long-term disability plan.

I.	“Fiscal Year” shall mean the Company’s then current fiscal year, which currently commences on October 1 and ends on September 30.

J.	“Participant” shall mean any employee who has been selected to participate in the Plan for the Performance Period.

K.	“Performance-Based Compensation” shall mean compensation that qualifies for the “qualified performance-based compensation exception” under Section 162(m) of the Code, or any successor provisions.

L.	“Performance Goal” shall mean such goals as are identified as such in Section V of this Plan.

M.	“Performance Period” shall mean the Company’s Fiscal Year, or such shorter period as determined by the Committee.

III.	Administration

The Plan shall be administered by the Committee, no member of which serving shall be eligible to receive an award under the Plan. The Committee shall have the authority to amend, modify and interpret the Plan and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. Decisions of the Committee on all matters relating to the Plan shall be binding and conclusive on all parties, including the Company and the Participants. The Chief Executive Officer may administer the Plan for employees who are not Covered Participants.

IV.	Participation

The Committee shall determine the Covered Participants eligible to participate in the Plan for each Performance Period. The Chief Executive Officer shall determine the eligibility of other employees in the Plan for each Performance Period.

V.	Operation of the Plan

A.	Establishment of Performance Goals

No later than ninety (90) days after the start of the Fiscal Year (or such shorter period as shall be required by the Code in the event a Performance Period is shorter than a Fiscal Year) the Administrator shall establish in writing certain performance goals for each Participant. Each Participant will be assigned performance goals that are selected from the performance measures listed below. Performance goals may be based on a combination of individual performance objectives and/or financial and operational objectives, except that performance goals upon which the payment or vesting of a bonus award to a Covered Participant that is intended to qualify as Performance-Based Compensation shall be limited to the financial and operational performance goals in V.B.

In the event that a Participant’s position is substantially tied to one or more business segments, subsidiaries or divisions of the Company, then the performance goals may relate, in whole or in part, to the performance of such segments, subsidiaries or divisions rather than to the Company as a whole.

B.	Financial and Operational Performance Goals

Any one or more of the following performance measures may be used by the Administrator as a performance goal for all or part of a bonus award, based on the relative or absolute attainment of specified levels of one or any combination of the performance measures:

(a)	Net sales or growth in net sales,

(b)	Earnings, as determined by GAAP or before or after discontinued operations, interest, taxes, or depreciation and/or amortization (“EBITDA”),

(c)	Earnings per share (including diluted earnings per share),

(d)	Net income,

(e)	Operating income before or after discontinued operations and/or taxes,

(f)	Cash flow (including free cash flow) or cash position,

(g)	Gross or operating margin,

(h)	Stock price appreciation,

(i)	Market share,

(j)	Return (before or after taking into account taxation or tax rates) on sales, assets, equity, investment or invested capital,

(k)	Cost reductions,

(l)	Improvement of financial ratings,

(m)	Working capital or working capital relative to some other measure (e.g., as a percent of net sales or return on net assets),

(n)	Days of working capital, and

(o)	Total stockholder return.

The selected levels may be absolute in their terms or measured against or in relationship to net sales or other companies comparably, similarly or otherwise situated. Wherever feasible, the Administrator will establish target, threshold (as hereinafter defined) and maximum objectives for each performance goal.

C.	Individual Performance Goals

The Administrator may establish individual performance goals for all Participants. All such goals shall be set with target, minimum (or threshold) and maximum objectives for each performance goal.

D.	General Matters

As to each performance goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, if applicable, except that at the time the Committee establishes the relevant performance goal, the Committee may specify that any performance goal shall be adjusted to include or exclude, as applicable, any one or more of

i.	Extraordinary, unusual or non-recurring items,

ii.	Gains or losses on dispositions or the effect of discontinued operations, or mergers or acquisitions,

iii.	The cumulative effects of changes in accounting principles or changes in laws or regulations affecting GAAP results (including tax laws and regulations),

iv.	The writedown of assets,

v.	Charges for reorganization and restructuring,

vi.	Material litigation, claims, judgments or settlements, and

vii.	Cash pension funding in excess of predetermined levels.

In the case of a bonus award to a Covered Participant that is intended to qualify as Performance-Based Compensation, a performance goal must be objective, such that a third party having knowledge of the relevant facts could determine whether the goal is met. All adjustments exercised under this Section V shall be made in a manner that complies with Section 162(m) of the Code and applicable regulations such that an otherwise available exemption of the award under Section 162(m) of the Code will not be lost. In making any determination under this paragraph, the Committee shall be entitled to rely on the advice of counsel.

E.	Assignment of Bonus Award

No later than ninety (90) days after the start of the Fiscal Year (or such shorter period as shall be required by the Code in the event a Performance Period is shorter than a Fiscal Year), the Administrator shall assign in writing each Participant with a target bonus. The Administrator shall determine the relative percentage weight to be assigned to the achievement of each financial, operational or individual performance goal by the Participant. Each Participant shall then be notified of his/her respective performance goals and the percentage assigned to each such performance goal.

F.	Means of Earning Bonus

If the Participant achieves the target assigned to a performance goal, the Participant will receive the bonus award assigned to the target. If the Participant achieves the lowest assigned target (the “threshold”) assigned to any performance goal, the Participant will be entitled to the minimum bonus award assigned to the performance goal. For performance less than the target but greater than the threshold, the Participant will receive a bonus award that is proportionately graded, as determined by the Administrator. If the Participant receives less than the threshold assigned to any performance goal, the Participant will not receive any bonus award under this Plan.

If the Participant achieves more than 100% of the target assigned to a performance goal, then the Participant will be eligible to receive an additional bonus up to a total of 200% of the percentage weight allocated to such bonus goal, up to 200% of a Participant’s target bonus percentage on a graduated or other basis, as determined by the Administrator.

Notwithstanding the foregoing, all bonus awards approved by the Committee with respect to Covered Participants will be subject to the negative discretion of the Committee, or adjustment by the Committee to reflect the relative performance of the Participant against a performance goal.

G.	Maximum Bonus Award

Notwithstanding any calculation made above, the maximum amount of any bonus award that a Participant may be awarded for a Fiscal Year shall be Four Million Dollars ($4,000,000).

VI.	Determination and Payment of Bonus Award

As soon as practicable after the receipt of audited financial statements for the Fiscal Year (or the receipt of the relevant financial information in the event a Performance Period is shorter than a Fiscal Year), the Administrator shall determine and certify in writing the amount of the bonus awards for each Participant based on the extent to which such Participant has attained the applicable performance goals.

With respect to Covered Participants, the Committee may, in its sole discretion, decrease the actual amount of the bonus awarded to a Covered Participant from the amount calculated, but the Committee may not increase the actual amount. In exercising its discretion, the Committee may take into account the attainment of individual goals, as well as other factors that the Committee deems appropriate.

After the Administrator’s certification, the bonus awards shall be paid to the Participants in cash, less applicable taxes.

VII.	Miscellaneous

A.	Time of Payment; Retirement, Death, Disability, Change in Control, or Other Termination

Any payments which may be made to a Participant under the terms of this provision shall be made at the same time as payments are made to the other Participants in accordance with the provisions of Article VI hereof. A Participant shall not be entitled to receive a bonus award unless actively employed by the Company or one of its subsidiaries on the day the bonus award is scheduled to be paid as provided above. The Administrator may make exceptions to the requirement set forth in the preceding sentence in the case of retirement, death, or disability as determined in its sole discretion at the time of the Participant’s termination of employment.

Additionally, the Committee shall have sole discretion to determine payments up to the pre-approved target levels for the Performance Period in the event of a change of more than 50% of the ownership or control of the Company, or a change of more than 50% of the directors of the Company in a single year.

Payments made hereunder shall be made by the 15th day of the third month following the end of any Performance Period or at a time that is permissible under Section 409A of the Code, unless determined otherwise by the Committee for any Participant, provided that no such determination shall be made in such a manner as to cause any payment under this Plan to fail to comply with the “short-term deferred exception” under Section 409A of the Code and the regulations promulgated thereunder.

B.	Tax Withholding

The Company shall deduct from all awards any federal, state, or local taxes required by law to be withheld with respect thereto.

C.	Claim to Awards and Employee Rights

No employee or other person shall have any right to be granted an award under the Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained by the Company, nor shall any action taken hereunder be construed as entitling the Company to the services of any Participant for any period of time. All payments shall be made from the general funds of the Company or its applicable subsidiary and nothing contained in this Plan or any action taken pursuant to its provisions shall create or be construed to create a trust or fiduciary relationship of any kind between the Company and any Participant, beneficiary, legal representative of other person.

D.	Nontransferability

A person’s rights and interests under this Plan, including amounts payable, may not be assigned, pledged, or transferred, except as required by law.

E.	Applicable Law

This Plan shall be construed and governed in accordance with the laws of the State of Delaware. This Plan is not intended to be subject to the Employee Retirement Security Income Act of 1974, as amended.

F.	Stockholder Approval

The Plan is subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board or the Committee. Any amendments hereto requiring stockholder approval are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption of the amendment by the Board or the Committee.

G.	Amendment, Modification and Termination

Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the stockholders of the Company shall not be effective unless and until stockholder approval is obtained.

H.	Section 409A

To the extent a bonus award would be subject to the requirements of Code Section 409A and the regulations thereunder, the Plan shall be construed and administered so that the bonus award complies with Code Section 409A.

I.	Clawback Policy

(a) In addition to any other remedies available to the Company, if the Board or the Committee of the Board determines that any bonus award or other payment made to any person under this program resulted from (1) illegal conduct by that person or another person acting in concert with such person, (2) a material violation of any Company policy or (3) financial impropriety by such person that results in (a) a restatement of the financial statements of the Company for any period within the last three years, or (b) a material breach of Company policy or laws or regulations that could result in a termination for cause (whether or not the person’s employment is terminated), then the Company may recover from such person such portion of the bonus award or other payment as it considers appropriate under the circumstances. The Board has the sole discretion to make any and all determinations under this policy, but such authority may be delegated to the Committee.

(b) The Company shall have the right to offset future compensation to any person – including at its sole discretion compensation in the form of stock awards or proceeds of the sale of Company securities – to recover any amounts that may be recovered by the Company or any subsidiary hereunder, provided that such right may be deferred and limited as necessary to comply with Section 409A of the Code.